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Exhibit 10.14

EMPLOYMENT AGREEMENT

        THER EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of September     , 2004, is by and between Isolagen, Inc., a Delaware corporation (together with its subsidiaries, the "Company" or "Isolagen"), and Dennis L. Bevan, an individual residing in Phoenixville, Pennsylvania (the "Executive").

WITNESSETH:

        WHEREAS, the Executive desires to serve the Company as its Vice President, International Commercial Operations; and

        WHEREAS, the Company desires to employ Executive as its Vice President, International Commercial Operations;

        NOW THEREFORE in consideration of the mutual benefits to be derived from the Agreement, the Company and the Executive hereby agree as follows:

1.     Term of Employment; Office and Duties.

        (a)   Commencing on September     , 2004 (the "Employment Date"), and for an initial term ending September 30, 2005, the Company shall employ the Executive as a senior executive of the Company with the title of Vice President, International Commercial Operations, with the duties and responsibilities prescribed for such office in the Bylaws of the Company and such additional duties and responsibilities consistent with such positions as may from time to time be assigned to the Executive by the President and Chief Executive Officer and the Board of Directors. Executive agrees to perform such duties and discharge such responsibilities in accordance with the terms of the Agreement. The Agreement may be renewed for an additional one (1) year term, by the mutual written agreement of the Executive and the Company at least thirty (30) days prior to its expiration.

        (b)   The Executive shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in the Agreement shall preclude the Executive from devoting time required: (i) for serving as a director or officer of any organization or entity not in a competing business with the Company, and any other businesses in which the Company becomes involved; (ii) delivering lectures, writing articles or books, or fulfilling speaking engagements; or (iii) engaging in charitable and community activities provided that such activities do not interfere with the performance of his duties hereunder.

2.     Compensation and Benefits.

        For all services rendered by the Executive in any capacity during the period of Executive's employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date, the Executive shall be compensated as follows:

          (a)   Base Salary. The Company shall pay the Executive a fixed salary ("Base Salary") at a rate of Two Hundred Thousand Dollars ($200,000) per year. The Board of Directors may periodically review the Executive's Base Salary and may determine to increase (but not decrease) the Executive's salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate. Base Salary will be payable in accordance with the customary payroll practices of the Company.

          (b)   Bonus. Executive shall be entitled to a one-time bonus in the amount of $10,000, payable to Executive within thirty (30) days of his commencement of service as Vice President, International Commercial Operations. Beginning in fiscal year 2005, Executive will also be entitled to receive an annual bonus (the "Annual Bonus"), payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company's most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria, established with respect to the ensuing fiscal year, within thirty (30) days of the end of each fiscal year. The Compensation Committee may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 37.5% of the Executive's base salary. The actual Annual Bonus for any given period may be higher or lower than 37.5%.

          (c)   Fringe Benefits, Option Grants and Miscellaneous Employment Matters.

              (i)  Thirty days following the date of Executive's employment, the Executive shall be entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs offered to all employees of the Company, as well as to the key executive employees of Company, including a Section 401(k) and retirement plan of the Company as may be established from time to time by the Board of Directors, subject to the rules and regulations applicable thereto. In addition, the Executive shall be entitled to the following benefits:

             (ii)  Contemporaneous with the execution of the Agreement, the Executive will be granted a non-qualified stock option (the "Employment Option") to purchase 150,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") with an exercise price per share equal to the average closing transaction price on the ten trading days preceding the grant. In the Company's discretion, the Employment Option may be issued pursuant to the Company's existing stock option plans or apart from those plans. The term of the Employment Option will be for a period of five (5) years from the date of grant. The shares eligible for purchase under the Employment Option grant vest as follows: one-third of the shares vest on the one year anniversary of the Employment Date, one-third of the shares vest on the two year anniversary of the Employment Date, and one-third of the shares vest on the third year anniversary of the Employment Date; provided, however, that if Executive's employment with the Company is terminated (i) without "Cause" or (ii) "For Good Reason," all unvested portions of the Employment Option shall vest immediately upon such termination.

            (iii)  The vesting of the Employment Option shall accelerate and vest immediately upon a change in control of the Company as defined in Rule 405 of the Securities Act of 1933 in the event that Executive does not continue to be employed by the Company or upon sale of substantially all of the assets of the Company or the merger out of existence of the Company in the event that Executive does not continue to be employed by the successor of the Company or the purchaser of the Company's assets.

            (iv)  Executive will be eligible for additional grants of options based upon criteria set forth by the Compensation Committee in the third year of his employment. The Compensation Committee may also determine to grant additional options to Executive prior to the third year of his employment, if in consultation with the President and Chief Executive Officer the Compensation Committee in its sole discretion deems such additional grants to be advisable.

          (d)   Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

          (e)   Vacation. Executive shall receive four (4) weeks of vacation annually, administered in accordance with the Company's existing vacation policy.

          (f)    Travel. It is anticipated that Executive will be engaged in regular travel including between Philadelphia and Houston. The Company agrees to reimburse all expenses related to such travel (air travel shall be via coach class).

3.     Business Expenses.

        The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of his duties under the Agreement, including travel between Executive's current domicile in the Philadelphia, Pennsylvania metropolitan area, travel to the Company's various offices and facilities in the United States outside of the Philadelphia metropolitan area and abroad, and such other travel as may be required or appropriate, consistent with duly approved Company budgets, to fulfill the responsibilities of his office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company's normal requirements with respect to reporting and documentation of such expenses. The Company shall provide the Executive with the use of suitable lodgings during the times he is in Houston, as well as with suitable transportation. The Company shall also pay or reimburse Executive for all expenses incurred by the Executive for Executive's cellular telephone including monthly service charges, equipment maintenance and all other ancillary charges including, but not limited to, text messaging, paging, and wireless communications.

4.     Termination of Employment.

        Notwithstanding any other provision of the Agreement, Executive's employment with the Company may be terminated upon written notice to the other party as follows:

          (a)   By the Company, in the event of the Executive's death or Disability (as hereinafter defined) or for Cause (as hereinafter defined). For purposes of the Agreement, "Cause" shall mean either: (i) the indictment of, or the bringing of formal charges against Executive on charges involving criminal fraud or embezzlement; (ii) the conviction of Executive of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Executive, which act or acts constitute a felony; (iii) Executive having caused the Company to violate the Company's Bylaws; (iv) Executive having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company including with respect to any valid contract to which the Company is a party; (v) Executive having committed acts or omissions constituting a material breach of Executive's obligations under the Agreement or of Executive's duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company of such material breach; (vi) Executive having committed acts or omissions constituting a material breach of the Agreement which are not cured in a reasonable time, which time shall be 30 days from receipt of written notice from the Company setting forth with specificity the particulars of any such material breach as well as the corrective actions required; or (vii) a failure to observe the policies of the Company or the direction of the Board of Directors or of the President and CEO. A determination that Cause exists as defined in clauses (iv), (v), (vi) (as to the Agreement) or (vii) of the preceding sentence shall be made by at least a majority of the members of the Board of Directors. For purposes of the Agreement, "Disability" shall mean the inability of Executive, in the reasonable judgment of a physician jointly appointed by the Executive and Board of Directors, to perform, even with reasonable accommodation, his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days. The Company shall by written notice to the Executive specify the event relied upon for termination pursuant to this Section 4(a), and

  Executive's employment hereunder shall be deemed terminated as of the date of such notice. In the event of any termination under this Section 4(a), the Company shall pay all amounts then due to the Executive under Section 2(a) of the Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and, if such termination was for Cause, the Company shall have no further obligations to Executive under the Agreement, and any and all options granted hereunder shall terminate according to their terms.

          (b)   By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Executive the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for the longer of the remaining term through September 30, 2005 or twelve months from the date of termination (the "Termination Payments"), when, as and if such payments would have been made in the absence of Executive's termination. The Termination Payments shall be made regardless of Executive's subsequent re-employment as long as any new employment is not in violation of Sections 5 or 6 of the Agreement.

          (c)   By the Executive for "Good Reason," (as the Executive shall reasonably determine in good faith) which shall be deemed to exist: (i) if the Company's Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive from the title and/or office of Vice President of the Company or from any successor entity operating the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the Vice President, International Commercial Operations of the Company as contemplated by the Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive (but not excluding changes resulting from a sale of the Company, whether by merger, tender offer or otherwise) provided that Executive shall act promptly upon any such diminution in the scope of his duties, responsibilities, authority or position; (iii) if the Company shall breach or shall have continued to fail to comply with any material provision of the Agreement after a 30-day period to cure (if such failure is curable) following written notice to the Company of such non-compliance; (iv) if the Board of Directors requires Executive without his written consent to relocate to Houston, Texas, or to any other area outside a fifty (50) mile radius of the Company's initial office in the Philadelphia, Pennsylvania metropolitan area, (v) upon a change in control of the Company, or within twelve (12) months of any such change in control (for these purposes the term "change in control" shall have the meaning set forth in Rule 405 of the Securities Act of 1933) or within twelve (12) months of a sale of substantially all of the assets of the Company or the merger out of existence of the Company. In the event of any termination for "Good Reason" under the Section 4(c), the Company shall, as liquidated damages or severance pay, or both, pay the Termination Payments, as defined in (b) of the Section 4, to Executive, when, as and if such payments would have been made in the absence of Executive's termination.

          (d)   During any period in which Executive is obligated not to compete with the Company pursuant to Section 5 hereof (unless Executive was terminated for Cause as defined herein), Executive and his family shall continue to be covered by the Company's life, medical, health and death plans. Such coverage shall be at the Company's expense to the same extent as if Executive were still employed by the Company. In the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Executive the pro-rata share of his annual bonus, to the extent one is awarded by the Compensation Committee the consideration of which shall be taken in good faith, giving a full month's credit for any partial month worked in that bonus year. Additionally, in the event of a termination pursuant to Sections 4(b) or 4(c), the Company shall provide to Executive, at the Company's expense, outplacement services of a nature customarily provided to a senior executive. Notwithstanding the foregoing, the obligations of the Company pursuant to the Section 4(d) shall remain in effect no longer than the term of the Termination Payments.

5.     Non-Competition.

        During the period of Executive's employment hereunder and during the period, if any, during which payments are required to be made to the Executive by the Company pursuant to Sections 4(b) or 4(c), the Executive shall not, within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a fifty (50) mile radius of any such state or foreign jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in by the Company (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing). The term "business engaged in by the Company" shall mean the development and commercialization of autologous fibroblast system technology for application in, among other therapies, dermatology, surgical and post-traumatic scarring, skin ulcers, cosmetic surgery, periodontal disease, reconstructive dentistry, vocal chord injuries, urinary incontinence, and digestive and gastroenterological disorders and other applications relating to the market for autologous fibroblast or UMC cells and the five derivative cell lines: osteoblast, chondroblast, fibroblast, adipocyte, and neuroectoderm. Investments in less than five percent of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 5. At the option of Executive, Executive's obligations under this Section 5 arising after the termination of Executive shall be suspended during any period in which the Company fails to pay the Termination Payments required to be paid to him pursuant to the Agreement. The provisions of the Section 5 are subject to the provisions of Section 14 of the Agreement.

6.     Inventions and Confidential Information.

        The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of the information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. The Executive acknowledges that the inventions, development of technology, proprietary information, observations and data derived or obtained by him while employed by the Company concerning the products, services, business or affairs of the Company are the property of the Company. By reason of being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company's operations and the operations of its subsidiaries, which operations extend throughout the United States. For purposes of the Section 6, "Company" shall mean the Company and each of its controlled subsidiaries. Therefore, subject to the provisions of Section 14 hereof, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into the Agreement:

            (i)  During the period of Executive's employment with the Company and thereafter, the Executive will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company's products. "Confidential Information" shall include commercial or trade secrets about Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, or financial and business records, any of which contains proprietary information created or acquired by the Company and which information is held in confidence by Company. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

           (ii)  During the period of Executive's employment with the Company and for twelve (12) months thereafter, (a) the Executive will not directly or indirectly through another entity induce any employee of the Company to leave the Company's employ (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof or (b) tortiously interfere with the Company's business relationship with any customer, supplier, licensee, licensor or other business relation of the Company.

7.     Indemnification.

        The Company will indemnify (and advance the costs of defense of) and hold harmless the Executive (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of the Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its executive officers, against all judgments, damages, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of being or having been an officer of the Company or any of its subsidiaries except that the Company shall have no obligation to indemnify Executive for liabilities resulting from conduct of the Executive with respect to which a court of competent jurisdiction has made a final determination that Executive committed gross negligence or willful misconduct.

8.     Litigation Expenses.

        In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of the Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Executive, the Company shall reimburse the Executive for all of his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his reasonable attorneys' fees and expenses.

9.     Consolidation; Merger; Sale of Assets; Change of Control.

        Nothing in the Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture assumes the Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, the Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term "Company," as used in the Agreement, shall mean such corporation, partnership or joint venture or other entity, and the Agreement shall continue in full force and effect and shall entitle the Executive and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

10.   Survival of Obligations.

        Sections 4, 5, 6, 7, 8, 9, 11, 12, 13 and 14 shall survive the termination for any reason of the Agreement (whether such termination is by the Company, by the Executive, upon the expiration of the Agreement or otherwise).

11.   Executive's Representations.

        The Executive hereby represents and warrants to the Company that to the best of his knowledge: (i) the execution, delivery and performance of the Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would conflict with this Agreement or preclude his performance hereunder, (iii) upon the execution and delivery of the Agreement by the Company, the Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that Susan Ciallella, Esq. represents the Company only and does not represent the Executive in any capacity. The Executive has been advised to consult with his own legal counsel regarding his rights and obligations under the Agreement and that he fully understands the terms and conditions contained herein.

12.   Company's Representations.

        The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of the Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound; (ii) upon the execution and delivery of the Agreement by the Executive, the Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

13.   Enforcement.

        Because the Executive's services are unique and because the Executive has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of the Agreement. Therefore, in the event of a breach of the Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

14.   Severability.

        In case any one or more of the provisions or part of a provision contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of the Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of the Agreement or any provision or provisions hereof in any other jurisdiction; and the Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants, one for each and every state of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

15.   Entire Agreement; Amendment.

        Except as otherwise set forth in the Agreement, the Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and thereof. The Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

16.   Notices.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:	(b)	To the Executive:
	Isolagen Technologies, Inc., 700 Gemini Suite 100 Houston, TX 77058		Dennis L. Bevan 20 Dorchester Way Phoenixville, PA 19460
and to:
Dilworth Paxson, LLP. 3200 Mellon Bank Center 1735 Market Street Philadelphia, PA 19103-7595 Attn: Susan Stranahan Ciallella, Esquire

and/or to such other persons and addresses as any party shall have specified in writing to the other.

17.   Assignability.

        The Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then the Agreement shall be binding on the transferee of the business of the Company whether or not the Agreement is expressly assigned to the transferee.

18.   Governing Law.

        The Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

19.   Waiver and Further Agreement.

        Any waiver of any breach of any terms or conditions of the Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of the Agreement.

20.   Headings of No Effect.

        The paragraph headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of the Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed the Employment Agreement as of the date first above written.

COMPANY:
ISOLAGEN, INC.

By:	Robert Bitterman, President and Chief Executive Officer

EXECUTIVE:

Dennis L. Bevan

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